NEWS RELEASE       C1997-01

DST Systems, Inc.
333 West 11th Street
Kansas City, MO
64105-1594
NYSE Symbol: DST
FOR IMMEDIATE RELEASE

DST SYSTEMS, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 1996 RESULTS

KANSAS CITY, MO (January 24, 1997)_DST Systems, Inc. ("DST") announces financial results for the three months and year ended December 31, 1996.

Quarter Ended December 31, 1996

For the quarter ended December 31, 1996, DST consolidated net income was $11.8 million, or $.24 per share, as compared to $0.1 million for the quarter ended December 31, 1995. 1995 results included equity accounting for a non-recurring charge of $8.4 million in connection with an acquisition by The Continuum Company, Inc. (Continuum). Excluding this charge of $7.7 million after tax, DST's 1995 fourth quarter net income would have been $7.8 million. In the 1995 quarter, DST owned 29% of Continuum. DST's consolidated revenues for the quarter ended December 31, 1996 totaled $153.8 million, an increase of 16.1% over the prior year quarter. DST's U.S. revenues increased 18.1% over the prior year quarter to $130.9 million. Increases in domestic revenues over the prior year quarter were the result of higher mutual fund shareowner accounts serviced (41.1 million accounts at December 31, 1996), increased output services as pages printed increased 32% to 338 million pages, increased Automated Work DistributorTM (AWD)r workstations in service which resulted in an increase of 74.2% in AWD revenues, and increases in the number of DirecTVTM satellite subscribers serviced by DBS Systems Corp. (DBS).

(page 2)

International revenues increased 5.8% over the prior year quarter to $22.9 million for the quarter ended December 31, 1996, reflecting additional output service revenues from Xebec Imaging Services, Inc., a Canadian company acquired in January 1996.

Consolidated income from operations totaled $18.6 million for the quarter ended December 31, 1996, an increase of 97.4% over the prior year quarter. U.S. operating income rose 82.1% to $18.1 million for the current quarter, derived primarily from higher mutual fund, AWD, and DBS revenues and lower increases in operating costs, principally depreciation and amortization. Fourth quarter 1995 costs included $2.9 million of costs associated with a subsidiary's performance based incentive compensation program that ended in 1995. International operations posted a nominal operating profit for the quarter. The improvement in international results reflects contributions in Canadian processing and output operations and increased AWD revenues. However, DST International continues to incur significant development costs for its new international portfolio accounting system, GPS2000.

Equity in earnings of unconsolidated affiliates totaled $520 thousand, as compared to a loss of $4.4 million for the prior year quarter. However, excluding the $8.4 million non-recurring charge from Continuum in the fourth quarter 1995, equity in earnings declined $3.5 million from the 1995 quarter. This decline resulted from the absence of equity in Continuum earnings beginning in the third quarter

(page 3)

1996 as a result of the merger of Continuum and Computer Sciences Corporation (Continuum/CSC merger), which, adjusting the non-recurring charge, were $2.2 million for the 1995 quarter. Also, lower earnings were recorded at Argus Health Systems, Inc. (Argus) as a result of lower revenues and increased system development costs, and higher losses were incurred at European Financial Data Services, Ltd. (EFDS) resulting from continued costs for the development of its new unit trust system, FAST2000. These reductions were partially offset by increased earnings at Boston Financial Data Services, Inc. (BFDS).

Interest expense declined $2.1 million from the prior year quarter to $1.8 million for the current year quarter, primarily as a result of the elimination of interest on debt which was retired with the proceeds of DST's fourth quarter 1995 Public Offering.

DST's effective income tax rate was 34.9% for the 1996 quarter, as compared to 87.0% for the 1995 quarter. Excluding the effect of the non-recurring Continuum charge, the 1995 quarter's effective tax rate was 23.5%. The increase in the effective tax rate in fourth quarter 1996 over the adjusted rate for the 1995 quarter was primarily due to the decline in equity in earnings of unconsolidated affiliates in 1996.

(page 4)

Year Ended December 31, 1996 For the year ended December 31, 1996, net income was $167.2 million, or $3.35 per share, as compared to $27.6 million for the prior year. DST's net income for the year ended December 31, 1996 would have been $44.0 million or $.88 per share, if all Continuum related equity in earnings, gains and charges were eliminated.

Consolidated revenues for the year ended December 31, 1996 increased 20.0% over the prior year to $580.8 million, primarily as a result of increases in U.S. mutual fund, AWD, DBS and Canadian revenues. Consolidated income from operations (excluding the one time $13.7 million ESOP contribution associated with the Continuum/CSC merger) was $70.7 million, an increase of $29.9 million, or 73.1%, over the comparable 1995 period.

Equity in earnings of unconsolidated affiliates declined $10.5 million from the prior year as a result the discontinuance of recording equity in Continuum earnings in the third quarter 1996, lower Argus earnings and increased losses at EFDS. Interest expense for the year declined $15.0 million from the prior year reflecting the retirement of debt with proceeds of the Public Offering.

(page 5)

Gains on sales of equity investments were $44.9 million in 1995 primarily from the sale of Investors Fiduciary Trust Company (IFTC), and $223.4 million in 1996, as a result of the gain on the Continuum/CSC merger.

DST's effective tax rate for 1996 was 38.7%, verses 62.5% in 1995. The 1995 rate was significantly higher due to increased deferred taxes recorded on the gain from the sale of IFTC because of the significant difference in DST's book and tax basis in IFTC.

(page 6)

                           DST SYSTEMS, INC.
               Condensed Consolidated Statement of Income
               (In thousands, except earnings per share)
                              (unaudited)


                                  For the Three Months   For the Year
                                  Ended December 31,  Ended December 31,
                                     1995     1996      1995    1996

Revenues                           $132,452 $153,761  $484,131 $580,808

Costs and expenses                  102,601  114,266   373,561  431,563
Depreciation and amortization        20,409   20,888    69,749   78,572
Other expenses                                                   13,700
                                    -------  -------   -------  -------
Income from operations                9,442   18,607    40,821   56,973
Interest expense                     (3,972)  (1,829)  (21,964)  (6,940)
Other income                            956    1,352     3,627    4,176
Gains on sale of equity investments                     44,895  223,438
Equity in earnings (losses) of
unconsolidated affiliates            (4,356)     518     6,452   (4,028)
                                    -------  -------   -------  -------
Income before income taxes and
minority interest                     2,070   18,648    73,831  273,619
Income taxes                          1,800    6,511    46,174  105,920
Income before minority interest         270   12,137    27,657  167,699
Minority interest                       180      309        17      497
                                    -------  -------   -------  -------
Net income                              $90   $11,828  $27,640 $167,202

Average common shares outstanding             49,679             49,871
Earnings per share                             $0.24              $3.35